Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

January 2, 2009

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

January 2, 2009

YOU KNOW WHAT THEY

CALL A BIG IDEA YOU

SIT ON FOR A WHILE?

A MISSED OPPORTUNITY.

No one should have to watch their idea expire on the shelf. Enter iPath® Exchange Traded Notes (ETNs) – the simple, yet sophisticated way to bring your investment ideas to life faster. Because when it comes to implementing ideas about specific markets or strategies, every moment counts. Even this one.

iPath

Exchange Traded Notes

Commodities

Currencies

Emerging Markets

Strategies

www.iPathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. ©2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0026-0109

BARCLAYS

002756_0001_BARC_P_Missed_Opportunity.indd

12-19-2008 4:07:16 PM DPA Darren Cutlip Released Unreleased

Studio Mechanical

Laser None

03

Job info

VB&P Job

Client

Mats close

1st insert

Title

Color/B&W

Live

Trim

Bleed

Gutter

Scale

Pubs

002756_0001

BARC

12/30/08

1/12/09

2009 Missed Opportunity

4C

10.125” x 13.75”

10.875” x 14.5”

11.375” x 14.875”

None

1” = 1”

None

Art Director

Copywriter

Designer

Creative Dir

Account Mgr

Print Prod

Project Mgr

Studio Mgr

Buddy Check

Proofreader

Jim Haas

Will Gorman

None

Eric Liebhauser

Chris Turney

Akemi Allen

Jascenth Edwards

Approvals

Production notes

• All art is FINAL

• Grey box is 80k

• Barclays blue is 100c

• URL and capabilities: 13pt

• Light grey behind legal is 8% K

• Top blue bar gradient is FPO

• Body copy is 13 pts.

• Bold legal is 9pt, rest of legal is 8 pt

• All legal prints 80% K

• Keyline indicates trim, does not print

Fonts & Images

Fonts Expert Sans (Bold, Regular, Black)

Images ip_tag_2c_bk_rev_cmyk_r.eps

IBIM_Barclays_InterimBadge_v2.ai

VENABLES BELL & PARTNERS www.venablesbell.com

415-288-3300

201 Post Street San Francisco CA 94108

VENABLES BELL & PARTNERS